Alternative Construction Technologies, Inc. Reports 2007 Financial Results

Revenues Up 50 Percent, Net Income $1.6 Million

MELBOURNE, FL, February 27, 2008 -- Alternative Construction Technologies, Inc. (OTC BB: ACCY) announced today its summarized audited financial results for 2007. Revenues increased to $13 million, a 50% increase over the prior year. ACCY has exceeded its projected revenue of $10 million in 2007 by 30% or $3 million. Net income was $1.6 million for 2007 compared to a loss of $2.0 million in 2006. The Company’s Basic EPS for 2007 was $0.22. The effects of the outstanding options and warrants, while increasing cash, would reduce Basic EPS by $0.08 per share.

	Year Ended
	December 31,
	2007	2006

Sales	$12,960,008	$8,634,349
Net Income	$1,603,261	$(2,039,294)
EBITDA	$2,419,220	$(1,497,169)
Earnings Per Share - Basic	$0.22	$(0.43)

Sales increase from prior period	$4,325,659

Sales increase from prior period as a percent	50.1%

Net Income increase from prior period	$3,642,555

Net Income as a percent of Sales	12.4%

EBITDA increase from prior period	$3,916,389

EBITDA as a percent of Sales	18.7%

Earnings Per Share (Basic) increase from prior period	$0.65

John S. Wittler, Interim Chief Financial Officer, stated, “The increase in revenues is a direct result of the strategic acquisitions and the Company’s diversification from a product supplier to a systems provider in 2007. Additionally, the increase in earnings is reflective of manufacturing process improvement initiatives implemented in late 2006 and the strategic acquisitions completed during 2007.”

Alternative Construction Technologies, Inc. (ACCY) possesses a unique and patented construction technology called the ACTech® Panel System that is used in the design and production of state of the art buildings in commercial, residential, industrial and modular building applications. Generically known as structural insulated panels (SIPs), ACCY’s revolutionary and efficient construction solution utilizes an inherently better galvanized steel “skin” SIP system to complete energy efficient, stronger, safer, faster, and more economical structure than conventional wood and brick based building products. The patented ACTech® SIP system is environmentally-friendly and easier to construct with - not only saving labor cost and cutting construction time, but also reducing recurring monthly heating and cooling energy bills by 30-50% and often more.  Most importantly, the ACTech® Panel System possesses disaster tolerant strength and has tested stronger than conventional concrete block or wood frame construction. In hurricane projectile tests, the ACTech® Panel System has proved to meet or surpass the most stringent wind, projectile and uplift codes in the nation including the 2006 Florida Building Code. The ACTech® Panel System offers builders and consumers many competitive and comparative advantages of use due to its wide range of attributes. As this new construction technology gains awareness or hurricane- and tornado-prone states establish new building codes and rebuild from recent weather disasters, ACCY believes its’ products will be in greater demand.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products, which we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.

Contact:	A.J. Francel
800-859-8813
website: www.actechpanel.com email: aj.francel@actechpanel.com

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